UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 9, 2021

CRACKER BARREL OLD COUNTRY STORE, INC.

(Exact Name of Registrant as Specified in its Charter)

Tennessee	001-25225	62-0812904
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Hartmann Drive, Lebanon, Tennessee 37087

(Address of Principal Executive Offices) (Zip code)

(615) 444-5533

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.01) Rights to Purchase Series A Junior Participating Preferred Stock (Par Value $0.01)	CBRL	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Item 3.03 below is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders.

On April 9, 2021, the Board of Directors of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, and adopted a shareholder rights plan, as set forth in the Rights Agreement dated as of April 9, 2021 (the “Rights Agreement”), by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent. The dividend is payable on April 19, 2021 to the shareholders of record on April 19, 2021.

The Rights Agreement is intended to replace the Company’s previous rights plan adopted in 2018 (the “2018 Plan”), and it became effective immediately following the expiration of the 2018 Plan at the close of business on April 9, 2021. The Board of Directors has adopted the Rights Agreement in response to the persistent threat that a third party could accumulate a substantial, and potentially controlling, position in the Company through market purchases that do not reflect a control premium offered to all shareholders. In general terms, the Rights Agreement implements most of the same features and protective measures of the 2018 Plan, imposing significant dilution upon any person or group that acquires 20% or more of the outstanding common stock of the Company without the approval of the Board of Directors. The Rights Agreement will terminate unless approved by shareholders at the Company’s 2021 annual meeting, and the Company’s Board of Directors and senior management intend to discuss the Rights Agreement with certain of the Company’s institutional shareholders during their shareholder engagement efforts conducted closer to the Company’s fiscal year end.

Like the 2018 Plan, the Rights Agreement includes an exception for certain “qualifying offers” that would not cause the Rights to become exercisable. However, in response to feedback from certain proxy advisory services issued in 2018, the qualifying offer exception in the Rights Agreement is broader than the one included in the 2018 Plan, as it now includes not only any all-cash, fully financed tender offer but also any exchange offer of the common stock of the offeror meeting certain terms and conditions further described below (as well as any a combination of cash and stock meeting the conditions set forth in the Rights Agreement for both types of offers), in any case with such offer being made in respect of all outstanding shares of the Company’s common stock and held open for at least 60 business days. This qualifying offer exception is designed to allow for bona fide offers of cash and/or stock while still ensuring that all of the Company’s shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and guarding against abusive tactics to gain control of the Company without paying all shareholders a premium for that control.

A summary of the Rights Agreement follows. This description is only a summary, is not complete, and should be read together with the entire Rights Agreement, which has been filed as an exhibit to this Form 8-K. A copy of the Rights Agreement is available free of charge from the Company upon request.

The Rights. The Rights will initially trade with, and will be inseparable from, the common stock. The Rights are evidenced only by certificates or book entries that represent shares of common stock. New Rights will accompany any new shares of common stock the Company issues after April 19, 2021 until the Distribution Date described below.

Exercise Price. Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock (a “Preferred Share”) for $600 (the “Exercise Price”), once the Rights become exercisable. This portion of a Preferred Share will give the shareholder approximately the same dividend and liquidation rights as would one share of common stock. Prior to exercise, the Right does not give its holder any dividend, voting, or liquidation rights.

Exercisability. The Rights will not be exercisable until 10 days after the public announcement that a person or group has become an “Acquiring Person” by obtaining beneficial ownership of 20% or more of the outstanding common stock.

Certain synthetic interests in securities created by derivative positions — whether or not such interests are considered to be ownership of the underlying common stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) — are treated as beneficial ownership of the number of shares of the Company’s common stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the Company’s common stock are directly or indirectly held by counterparties to the derivatives contracts. Swaps dealers unassociated with any control intent or intent to evade the purposes of the Rights Plan are excepted from such imputed beneficial ownership.

The date when the Rights become exercisable is the “Distribution Date.” Until that date, the common stock certificates will also evidence the Rights, and any transfer of shares of common stock will constitute a transfer of Rights. After that date, the Rights will separate from the common stock and be evidenced by book-entry credits or by Rights certificates that the Company will mail to all eligible holders of common stock. Any Rights held by an Acquiring Person are void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person.

•	Flip In. If a person or group becomes an Acquiring Person, all holders of Rights except the Acquiring Person may, for $600, purchase shares of the Company’s common stock with a market value of $1,200, based on the market price of the common stock prior to such acquisition.

•	Flip Over. If the Company is later acquired in a merger or similar transaction after the Distribution Date, all holders of Rights except the Acquiring Person may, for $600, purchase shares of the acquiring corporation with a market value of $1,200, based on the market price of the acquiring corporation’s stock prior to such transaction.

•	Notional Shares. Shares held by affiliates and associates of an Acquiring Person, and Notional Common Shares (as defined in the Rights Agreement) held by counterparties to a Derivatives Contract (as defined in the Rights Agreement) with an Acquiring Person, will be deemed to be beneficially owned by the Acquiring Person.

Preferred Share Provisions.

Each one one-hundredth of a Preferred Share, if issued:

•	will not be redeemable;

•	will entitle its holder to quarterly dividend payments of $0.01, or an amount equal to the dividend paid on one share of common stock, whichever is greater;

•	will entitle its holder upon liquidation either to receive $1.00 or an amount equal to the payment made on one share of common stock, whichever is greater;

•	will have the same voting power as one share of common stock; and

•	if shares of common stock of the Company are exchanged via merger, consolidation, or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

The value of one one-hundredth interest in a Preferred Share should approximate the value of one share of common stock.

Expiration. If the Rights Agreement is approved by the shareholders at the 2021 annual meeting, the Rights will expire on April 9, 2024. If shareholders do not approve the Rights Agreement, it will expire immediately following certification of the vote at the 2021 annual meeting.

Redemption. The Board of Directors may redeem the Rights for $0.01 per Right at any time before any person or group becomes an Acquiring Person. If the Board redeems any Rights, it must redeem all of the Rights. Once the Rights are redeemed, the only right of the holders of Rights will be to receive the redemption price of $0.01 per Right. The redemption price will be adjusted if the Company has a stock split or issues stock dividends of its common stock.

Qualifying Offer Provision. The Rights would also not interfere with any all-cash, fully financed tender offer, exchange offer of common stock of the offeror meeting certain terms and conditions further described below, or a combination thereof, in each case for all shares of the Company’s outstanding common stock , remaining open for a minimum of 60 business days, and subject to a minimum condition of acceptance by a majority of the outstanding shares of the Company’s common stock and providing for a 20 business day “subsequent offering period” after consummation (such offers are referred to as “qualifying offers”). If an offer includes shares of common stock of the offeror, the Rights would not interfere with such offer if such consideration consists solely of freely-tradeable common stock of a publicly-owned United States corporation; such common stock is listed or admitted to trading on the New York Stock Exchange, Nasdaq Global Select Market or Nasdaq Global Market; the offeror has already received stockholder approval to issue such common stock prior to the commencement of such offer or no such approval is or will be required; the offeror has no other class of voting stock outstanding; no person (including such person’s affiliated and associated persons) beneficially owns twenty percent (20%) or more of the shares of common stock of the offeror then outstanding at the time of commencement of the offer or at any time during the term of the offer; and the offeror meets the registrant eligibility requirements for use of a registration statement on Form S-3 for registering securities under the Securities Act of 1933, as amended, including the filing of all reports required to be filed pursuant to the Exchange Act in a timely manner during the twelve (12) calendar months prior to the date of commencement, and throughout the term, of such offer. In the event the Company receives a qualifying offer and the Board of Directors has not redeemed the Rights prior to the consummation of such offer, the consummation of the qualifying offer will not cause the offeror or its affiliates or associates to become an Acquiring Person, and the Rights will immediately expire upon consummation of the qualifying offer.

Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of the outstanding common stock of the Company, the Board of Directors may extinguish the Rights by exchanging one share of common stock or an equivalent security for each Right, other than Rights held by the Acquiring Person.

Anti-Dilution Provisions. The Board of Directors may adjust the purchase price of the Preferred Shares, the number of Preferred Shares issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split, or a reclassification of the Preferred Shares or common stock. No adjustments to the Exercise Price of less than 1% will be made.

Amendments. The terms of the Rights Agreement may be amended by the Board of Directors without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, the Board of Directors may not amend the Rights Agreement in a way that adversely affects holders of the Rights.

The Rights Agreement is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

4.1	Rights Agreement, dated as of April 9, 2021, between Cracker Barrel Old Country Store, Inc. and American Stock Transfer & Trust Company, LLC, which includes the Articles of Amendment to the Amended and Restated Charter as Exhibit A, the form of Right Certificate as Exhibit B, and the Summary of Rights to Purchase Preferred Shares as Exhibit C.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 9, 2021	CRACKER BARREL OLD COUNTRY STORE, INC.
	By:	/s/ Richard M. Wolfson
	Name:	Richard M. Wolfson
	Title:	Senior Vice President, General Counsel and Corporate Secretary